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                                                                    EXHIBIT 99.1

IMMEDIATE RELEASE


CONTACT: Cheryl K. Ramagano
         Vice President & Treasurer                         February 13, 2003




   Universal Health Realty Income Trust Announces the Appointments of Alan B.
        Miller as President and Charles Boyle as Chief Financial Officer


     The Trust announced that effective today, Alan B. Miller will assume the additional position of President of the Trust, he currently serves as the Trust's Chairman of the Board and Chief Executive Officer.

     Also effective today, Charles Boyle was appointed Chief Financial Officer of the Trust in addition to his role as Vice President and Controller.

     The Trust announced today the planned departure of Kirk Gorman, the Trust's President and Chief Financial Officer. Mr. Gorman will remain with the Trust during a transition period. Alan B. Miller, stated that the Trust's Board of Trustees concluded these management changes were necessary as a result of issues raised by KPMG, the Trust's independent auditors, as a result of a recent communication from Mr. Gorman to KPMG regarding his views on their respective responsibilities and the level of expertise required of a chief financial officer with respect to the Trust's financial statements. Although no issue whatsoever has been raised regarding the integrity of the Trust's financial statements, KPMG has concluded that, because of Mr. Gorman's communication regarding the responsibilities and required expertise of a chief financial officer, it could no longer rely on the representations made by Mr. Gorman as the CFO of the Trust.

     The Trust believes that the Trust's shareholders will be well served by having Mr. Boyle appointed the Trust's Chief Financial Officer. Mr. Boyle has extensive knowledge of the Trust's business in his various roles within the Trust since its inception, including his position as Controller since 1991.

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     Mr. Miller emphasized that the Trust has the utmost regard for Mr. Gorman's integrity and capabilities and is very disappointed that the situation has arisen which caused Mr. Gorman's departure.

     Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. The Trust has forty-two investments in fifteen states.